Exhibit 99.1

United Financial, Inc Reports 1st Quarter Results

GRAHAM, N.C., May 4, 2004 /PRNewswire-FirstCall/ — United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter ended March 31, 2004.

William M. Griffith, Jr., President and CEO, reported that for the three months ended March 31, 2004, the Company reported net income (unaudited) of $150,000, compared with net income of $296,000 for the three months ended March 31, 2003. Earnings per share (both basic and diluted) were $.09 for the quarter ended March 31, 2004, compared with a per share profit of $.18 for the quarter ended March 31, 2003. However, earnings for 2003 included securities gains of $150,000, or $.09 per share (both basic and diluted) compared with $28,000, or $.02 per share (both basic and diluted) in 2004. Excluding gains from the sale of investments, earnings decreased from $146,000 to $122,000.

The Company reported assets of $136 million at March 31, 2004 compared with $126 million at March 31, 2003, an increase of $10 million or 8%. Net loans were $92 million, an increase of $5 million or 6% from March 31, 2003. Investments were $33 million at March 31, 2004, compared to $23 million at March 31, 2003, an increase of $10 million or 43%. Deposits have increased from $100 million at March 31, 2003 to $103 million at March 31 of this year, an increase of $3 million or 3%. The Company reported shareholders’ equity of $11 million at March 31, 2004, compared with $10.3 million at March 31, 2003.

For the three months ended March 31, net interest income, before the provision for loan loss, increased from approximately $921,000 in 2003 to approximately $1,048,000 in 2004. This increase is due primarily to improved interest margins as well as growth in earning assets. The Company’s net interest margin, or net yield on average earning assets, increased from 3.16% in the first quarter of 2003 to 3.34% in 2004. Average net interest earning assets increased from $117 million in 2003 to $124 million in 2004.

For the three months ended March 31, non-interest income, excluding gains from investments, decreased from approximately $207,000 in 2003 to $206,000 in 2004. Non-interest expense increased 22% for the three months ended March 31, 2004 compared with the same quarter of the prior year, from $905,000 to $1.1 million.

The Company’s provision for loan losses during the first three months of 2004 was $25,000. This compares with $77,000 for the corresponding period in 2003. At March 31, 2004, the Company’s allowance for loan loss was approximately 1.56% of gross loans, compared with approximately 1.77% at March 31, 2003. The Company’s non-performing assets were approximately $1.4 million at March 31, 2004, compared with approximately $1.9 million at March 31, 2003 and $1.4 million at December 31, 2003. Non-accrual loans were $753,000 at March 31, 2004, compared with $1.2 million at March 31, 2003 and $644,000 at December 31, 2003. Real estate owned was $198,000 at March 31,

2004, compared with $218,000 at December 31, 2003. There were no foreclosed properties at March 31, 2003. Restructured loans totaled approximately $408,000 at March 31, 2004, compared with $675,000 at March 31, 2003 and $420,000 at December 31, 2003.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street, Graham. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223